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                                                                     EXHIBIT 8.2
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July 17, 1996
Page 2


(214) 999-4216


                               July 16, 1996



Patriot American Hospitality, Inc.
3030 LBJ Freeway, Suite 1550
Dallas, Texas



                       Patriot American Hospitality, Inc.
                       ----------------------------------


Gentlemen:


     We have acted as special Texas state tax counsel to Patriot American Hospitality, Inc., a Virginia corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on May 24, 1996 (No. 333-04587), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 5,750,000 shares of common stock, no par value, of the Company (the "Common Shares"). You have requested our opinion on certain Texas state tax matters in connection with the Offering.

     The Company owns (i) all of the outstanding capital stock of PAH GP, Inc., a Virginia corporation ("PAH GP"), PAH LP Inc., a Virginia corporation ("PAH LP"), and PAH Acquisition Corporation, a Virginia corporation; (ii) an indirect 99.04% non-voting interest in PAH Ravinia, Inc.; (iii) an indirect limited and general partner interest in Patriot American Hospitality Partnership, L.P. (the "Operating Partnership"); and (iv) indirect limited and general partner interests in PA Hunt Valley Investors, L.P., PA Troy Hospitality Investors, L.P., 1500 Canal Street Investors II, L.P. and Bourbon Orleans Investors II, L.P. (the "Subsidiary Partnerships"). PAH GP and PAH LP own, respectively, a 1% general partnership interest and an 80.5% limited partnership interest in the Operating Partnership. PAH GP owns a 1% general partnership interest and the Operating Partnership owns a 99% limited partnership interest in each Subsidiary Partnership. The Operating Partnership currently owns equity interests in various hotels and associated personal property and intends to acquire interests in additional hotels in the future (the "Hotels"). The Operating Partnership owns certain of the Hotels directly and owns certain additional Hotels through the Subsidiary Partnerships. PAH Ravinia, Inc. owns an equity interest in one additional Hotel.

     The Operating Partnership and the Subsidiary Partnerships lease the Hotels to the lessees (the "Lessees") pursuant to similar operating leases (the "Leases"). The current Lessees are
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July 17, 1996
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CHC Lease Partners, a Delaware general partnership owned by CHC International,
Inc., a principal of Gencom Group; Metro Lease Partners, a Dallas-based hotel company and an affiliate of Metro Hotels; NorthCoast Hotels L.L.C., an entity owned by a consortium of investors including principals of WestCoast Hotels, Inc. (a hotel management company based in Seattle) and Sunmakers Hotel L.L.C.; DTR North Canton Inc., a subsidiary of Doubletree Hotels Corporation, a Phoenix, Arizona-based hotel management company; and the Wyndham Lessee, an entity formed by members of the Trammell Crow family. CHC REIT Management Corporation, a Florida corporation, GAH REIT Management Company, L.P., a Delaware limited partnership, TCC Metro, a Texas joint venture, DTM Management, Inc., a subsidiary of Doubletree Hotels Corporation, WestCoast Hotels, Inc., Holiday Inns, Inc., Hyatt Corporation, and Wyndham Hotel Corporation (collectively, the "Operators"), operate the Hotels pursuant to management agreements (the "Management Agreements") between the Operators and the Lessees.

     In connection with the opinions rendered below, we have examined the following:

           1. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); and

           2. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have assumed that:

           1. each of the documents referred to above has been, or will be, duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been, and will not be, amended; and

           2. each of the Operating Partnership and the Subsidiary Partner-ships is validly formed under the laws of the state in which it is organized.

     For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above or the Prospectus. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     Based on the documents and assumptions set forth above and the discussion in the Prospectus under the caption "Federal Income Tax Considerations - State and Local Taxes" (which is incorporated herein by reference), we are of the opinion that the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations - State and Local Taxes" are correct in all material respects, and the discussion contained therein fairly summarizes the Texas state tax considerations that are material to a
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July 17, 1996
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holder of the Common Shares.

     We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the Operating Partnership or the Subsidiaries will not be subject to Texas state taxes in the future, or that the Texas state tax liability of the Company, PAH GP, or PAH LP will not materially increase.

     The foregoing opinions are based on current provisions of the Texas Tax Code and the rules thereunder, published administrative interpretations thereof, and published court decisions. The Texas Comptroller of Public Accounts ("Comptroller") has not issued rules or administrative interpretations with respect to various provisions of the Texas Tax Code relating to the tax treatment of partnership structures as described in this opinion. No assurance can be given that the law will not change in a way that will cause the Operating Partnership or the Subsidiary Partnerships to be subject to Texas state tax, or to cause the Texas state tax liability of the Company, PAH GP, or PAH LP to materially increase.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Gardere & Wynne, L.L.P. under the captions "Federal Income Tax Considerations - State and Local Taxes" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     The foregoing opinions are limited to the Texas franchise tax matters addressed herein. No opinions are rendered with respect to any federal tax matters, any other Texas state tax issues, or to any issues arising under the tax laws of any state or locality other than Texas. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and may not be relied upon for any purpose by any other person without our express written consent.

                                             Very truly yours,

                                             GARDERE & WYNNE, L.L.P.



                                             By:_____________________________
                                                   Stephen D. Good, Partner